CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm And Legal Counsel” in the Statement of Additional Information and to the incorporation by reference of our report dated May 25, 2017, in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Evanston Alternative Opportunities Fund filed with the Securities and Exchange Commission in this initial filing under the Securities Act of 1933.

/s/ Ernst & Young LLP

Chicago, Illinois
July 19, 2017